Exhibit 99.1

29 June, 2005

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO AUSTRALIA, CANADA OR JAPAN

Acquisition of lastminute.com plc

Shareholder Approvals

On 12 May, 2005, Sabre and lastminute.com announced they had reached agreement on the terms of a recommended cash acquisition of lastminute.com at a price of 165 pence per lastminute.com Share to be effected by means of a scheme of arrangement under section 425 of the Companies Act, and to be made by Travelocity Europe.  On June 6, 2005, lastminute.com despatched to lastminute.com Shareholders a circular (the “Scheme Document”) containing the terms of the Acquisition.

Sabre and lastminute.com are pleased to announce that, at the Court Meeting held earlier today, the Scheme was approved by the requisite majority.  Subsequently, at the Extraordinary General Meeting, the special resolution required to implement the Acquisition was also passed by the requisite majority.

In accordance with the Scheme, lastminute.com Shareholders will, within 14 days of the Scheme becoming effective, receive 165 pence in cash for each lastminute.com Share held at the Scheme Record Time.

Completion of the Acquisition remains subject to the satisfaction or, if permitted, waiver of the conditions to the Acquisition set out in the Scheme Document including, inter alia, the sanction of the Scheme by the Court.  The hearing of the petition to the Court to sanction the Scheme and to confirm the reduction of capital is expected to take place on 19 July, 2005.  It is expected that the last day for dealings in lastminute.com Shares will be 19 July, 2005 and that the Scheme will become effective on 20 July, 2005.

Copies of the special resolution passed at the Extraordinary General Meeting have been submitted to the UK Listing Authority and will shortly be available for inspection at the UK Listing Authority’s Document Viewing Facility, which is situated at:

The Financial Services Authority

25 The North Colonnade

Canary Wharf

London E14 5HS

Capitalised terms used and not otherwise defined in this announcement have the meanings ascribed to them in the Scheme Document.

Enquiries:

lastminute.com
Brian Collie, Chairman		+44 (0)20 7866 4200
Brent Hoberman, Chief Executive		+44 (0)20 7866 4200

Merrill Lynch (joint financial adviser to lastminute.com)
Bob Wigley		+44 (0)20 7628 1000
Mervyn Metcalf		+44 (0)20 7628 1000

UBS Investment Bank (joint financial adviser to lastminute.com)
Tom Cooper		+44 (0)20 7567 8000
Sean Bennett		+44 (0)20 7567 8000

JPMorgan Cazenove (corporate broker to lastminute.com)
Andrew Hodgkin		+44 (0)20 7588 2828
Shona Graham		+44 (0)20 7588 2828

Maitland (public relations adviser to lastminute.com)
Neil Bennett		+44 (0)20 7379 5151
Brian Hudspith		+44 (0)20 7379 5151

Sabre
London	Please contact Citigate (details below)
United States	Media: Dan Toporek	+1 415 932 1163
	Investors: Karen Fugate	+1 682 605 2343

Morgan Stanley (financial adviser and corporate broker to Travelocity Europe, Sabre and Sabre Holdings)

London	Mark Warham	+44 (0)20 7425 5000
	Andrew Dench	+44 (0)20 7425 5000
United States	Mahmoud Mamdani	+1 212 761 4000
	Eli Gross	+1 212 761 4000

Citigate (public relations adviser to Sabre)
Anthony Carlisle		+44 (0)7973 611 888
Sarah Gestetner		+44 (0)7767 481 163

Merrill Lynch is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Acquisition.

UBS is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of UBS or for providing advice in relation to the Acquisition.

JPMorgan Cazenove is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of JPMorgan Cazenove or for providing advice in relation to the Acquisition.

Morgan Stanley is acting exclusively for Travelocity Europe, Sabre and Sabre Holdings and for no-one else in connection with the Acquisition and will not be responsible to anyone other than Travelocity Europe, Sabre and Sabre Holdings for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the Acquisition.